Exhibit 99.4

CSPharma

Cs Diagnostics Corp.
1603 Capitol Avenue, Suite 413
Cheyenne, WY 82001
United States of America

14 November 2025

Confirmation Letter

In reference to The CS Protect Hydrogel product, titled "Space-Gel; Spacer Hydrogel for Organ Shielding During Radiation Treatment of Prostate Carcinoma" (DWI file reference: DW-LD015), the technical/medical testing and trials was developed by the DWI Leibniz Institute for Interactive Materials, Department of Advanced Materials for Biomedicine ("DWI").

The idea of The CS Protect Hydrogel product was brought forward to DWI by Mr. Thomas Fahrhoefer, therefore, initial contracts were signed between DWI and CS Diagnostics Gmbh and La Pharm "*both entities were fully owned by Mr. Thomas Fahrhoefer and now both are dissolved*". Therefore, CS Group represented by its all entities sold all rights of The CS Protect Hydrogel to CS Diagnostics Corp on September 4th 2023.

On March 21, 2024, to regulate the rights of The CS Protect Hydrogel product DWI, represented by RWTH Innovation GmbH, entered into an exclusive license agreement with CS Diagnostics Pharma GmbH ("CS Pharma"), granting CS Pharma the exclusive right to manufacture, market, sublicense, and commercialize products based on The CS Protect Hydrogel product for use in prostate cancer applications. Under the agreement, CS Pharma is authorized to grant sublicenses with DWI's consent and is responsible for maintaining the licensed intellectual property and obtaining the necessary regulatory approvals for commercialization.

Currently, CS Diagnostics Pharma GmbH ("CS Pharma"), CS Diagnostics Corp (CSDX) and DWI are in final stages to produce a consolidated one contract that defines CSDX as the owner of The CS Protect Hydrogel and all related rights, and DWI to be the patent applicator and Royality from sales partner.

This letter was issued to support CSDX application with Securities Exchange Commission "SEC".

Thomas Fahrhoefer

CS Diagnostics Pharma GmbH
www.cs-diagnostics.com
Mueller-zu-Bruck-Str. 12, 83052, Bruckmuehl, Germany
Phone: +971 4 559 6268 | Fax: +971 4 513 6018